UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                           Aleris International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.10 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    014477103
                                    ---------
                                 (CUSIP Number)

                                February 16, 2005
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------------              ------------------------------
CUSIP No. 014477103                      13G      Page  2  of  18  Pages
------------------------------------              ------------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Advisors, LLC

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0

                      ----- ----------------------------------------------------
      NUMBER OF          6  SHARED VOTING POWER
       SHARES
     BENEFICIALLY           1,041,200 (see Item 4)
      OWNED BY        ----- ----------------------------------------------------
    EACH REPORTING       7  SOLE DISPOSITIVE POWER
     PERSON WITH
                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,041,200 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,041,200 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.5% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

------------------------------------              ------------------------------
CUSIP No. 014477103                      13G      Page  3  of  18  Pages
------------------------------------              ------------------------------


---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Management, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0

                      ----- ----------------------------------------------------
      NUMBER OF          6  SHARED VOTING POWER
       SHARES
     BENEFICIALLY           1,041,200 (see Item 4)
      OWNED BY        ----- ----------------------------------------------------
    EACH REPORTING       7  SOLE DISPOSITIVE POWER
     PERSON WITH
                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,041,200 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,041,200 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.5% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

------------------------------------              ------------------------------
CUSIP No. 014477103                      13G      Page  4  of  18  Pages
------------------------------------              ------------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Associates, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Anguilla, British West Indies
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0

                      ----- ----------------------------------------------------
      NUMBER OF          6  SHARED VOTING POWER
       SHARES
     BENEFICIALLY           1,037,900 (see Item 4)
      OWNED BY        ----- ----------------------------------------------------
    EACH REPORTING       7  SOLE DISPOSITIVE POWER
     PERSON WITH
                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,037,900 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,037,900 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.4% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

------------------------------------              ------------------------------
CUSIP No. 014477103                      13G      Page  5  of  18  Pages
------------------------------------              ------------------------------


---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. MultiQuant Fund, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Anguilla, British West Indies
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0

                      ----- ----------------------------------------------------
      NUMBER OF          6  SHARED VOTING POWER
       SHARES
     BENEFICIALLY           3,300 (see Item 4)
      OWNED BY        ----- ----------------------------------------------------
    EACH REPORTING       7  SOLE DISPOSITIVE POWER
     PERSON WITH
                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            3,300 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,300 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           Less than 0.1% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------------------------             ------------------------------
CUSIP No. 014477103                      13G      Page  6  of  18  Pages
------------------------------------              ------------------------------


---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CR Intrinsic Investors, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                        5  SOLE VOTING POWER

                            0

                      ----- ----------------------------------------------------
      NUMBER OF          6  SHARED VOTING POWER
       SHARES
     BENEFICIALLY           439,800 (see Item 4)
      OWNED BY        ----- ----------------------------------------------------
    EACH REPORTING       7  SOLE DISPOSITIVE POWER
     PERSON WITH
                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            439,800(see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           439,800 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.5% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------------------------             ------------------------------
CUSIP No. 014477103                      13G      Page  7  of  18  Pages
------------------------------------              ------------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CR Intrinsic Investments, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Anguilla, British West Indies
-------------------- ------ ----------------------------------------------------
                        5  SOLE VOTING POWER

                            0

                      ----- ----------------------------------------------------
      NUMBER OF          6  SHARED VOTING POWER
       SHARES
     BENEFICIALLY           439,800 (see Item 4)
      OWNED BY        ----- ----------------------------------------------------
    EACH REPORTING       7  SOLE DISPOSITIVE POWER
     PERSON WITH
                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            439,800(see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           439,800(see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.5% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------------------------             ------------------------------
CUSIP No. 014477103                      13G      Page  8  of  18  Pages
------------------------------------              ------------------------------


---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Sigma Capital Management, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0

                      ----- ----------------------------------------------------
      NUMBER OF          6  SHARED VOTING POWER
       SHARES
     BENEFICIALLY           250,000 (see Item 4)
      OWNED BY        ----- ----------------------------------------------------
    EACH REPORTING       7  SOLE DISPOSITIVE POWER
     PERSON WITH
                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            250,000 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           250,000 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.8% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------------------------             ------------------------------
CUSIP No. 014477103                      13G      Page  9  of  18  Pages
------------------------------------              ------------------------------


---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Sigma Capital Associates, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Anguilla, British West Indies
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0

                      ----- ----------------------------------------------------
      NUMBER OF          6  SHARED VOTING POWER
       SHARES
     BENEFICIALLY           250,000 (see Item 4)
      OWNED BY        ----- ----------------------------------------------------
    EACH REPORTING       7  SOLE DISPOSITIVE POWER
     PERSON WITH
                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            250,000 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           250,000 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.8% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------------------------             ------------------------------
CUSIP No. 014477103                      13G      Page  10  of  18  Pages
------------------------------------              ------------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steven A. Cohen
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0

                      ----- ----------------------------------------------------
      NUMBER OF          6  SHARED VOTING POWER
       SHARES
     BENEFICIALLY           1,731,000 (see Item 4)
      OWNED BY        ----- ----------------------------------------------------
    EACH REPORTING       7  SOLE DISPOSITIVE POWER
     PERSON WITH
                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,731,000 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,731,000 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.9% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)               Name of Issuer:
                        --------------

                        Aleris International, Inc.

Item 1(b)               Address of Issuer's Principal Executive Offices:
                        -----------------------------------------------

                        25825 Science Park Drive, Suite 400
                        Beachwood, Ohio 44122


Items 2(a)              Name of Person Filing:
                        ----------------------

                        This statement is filed by: (i) S.A.C.
                        Capital Advisors, LLC, ("SAC Capital
                        Advisors") with respect to shares of common
                        stock, $0.001 par value per share ("Shares")
                        of the Issuer beneficially owned by S.A.C.
                        Capital Associates, LLC ("SAC Capital
                        Associates") and S.A.C. MultiQuant Fund, LLC
                        ("SAC MultiQuant"); (ii) S.A.C. Capital
                        Management, LLC, ("SAC Capital Management")
                        with respect to Shares beneficially owned by
                        SAC Capital Associates and SAC MultiQuant;
                        (iii) SAC Capital Associates with respect to
                        Shares beneficially owned by it; (iv) SAC
                        MultiQuant with respect to Shares
                        beneficially owned by it; (v) CR Intrinsic
                        Investors, LLC ("CR Intrinsic Investors")
                        with respect to Shares beneficially owned by
                        CR Intrinsic Investments, LLC ("CR Intrinsic
                        Investments"); (vi) CR Intrinsic Investments
                        with respect to Shares beneficially owned by
                        it; (vii) Sigma Capital Management, LLC
                        ("Sigma Capital Management") with respect to
                        Shares beneficially owned by Sigma Capital
                        Associates, LLC ("Sigma Capital
                        Associates"); (viii) Sigma Capital
                        Associates with respect to Shares
                        beneficially owned by it; and (ix) Steven A.
                        Cohen with respect to Shares beneficially
                        owned by SAC Capital Advisors, SAC Capital
                        Management, SAC Capital Associates, SAC
                        MultiQuant, CR Intrinsic Investors, CR
                        Intrinsic Investments, Sigma Capital
                        Management and Sigma Capital Associates.

Item 2(b)               Address of Principal Business Office:
                        -------------------------------------

                        The address of the principal business office of (i) SAC Capital Advisors, CR Intrinsic Investors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902, (ii) SAC Capital Management and Sigma Capital Management is 540 Madison Avenue, New York, New York 10022, (iii) SAC Capital Associates, SAC MultiQuant and Sigma Capital Associates is P.O. Box 58, Victoria House, The Valley, Anguilla, British West Indies and (iv) CR Intrinsic Investments is Box 174, Mitchell House, The Valley, Anguilla, BWI.

Item 2(c)               Citizenship:
                        ------------

                        SAC Capital Advisors, SAC Capital
                        Management, CR Intrinsic Investors and Sigma
                        Capital Management are Delaware limited
                        liability companies. SAC Capital Associates,
                        SAC MultiQuant, CR Intrinsic Investments and
                        Sigma Capital Associates are Anguillan
                        limited liability companies. Mr. Cohen is a United States citizen.

Item 2(d)               Title of Class of Securities:
                        -----------------------------

                        Common Stock, par value $0.10 per share

Item 2(e)               CUSIP Number:
                        -------------

                        014477103

Item 3                  Not Applicable

Item 4                  Ownership:
                        ----------

                         As of the close of business on February 17, 2005:

                         1.     S.A.C. Capital Advisors, LLC
                         (a)    Amount beneficially owned: 1,041,200
                         (b)    Percent of class: 3.5%
                         (c)(i) Sole power to vote or  direct the vote: -0-
                         (ii)   Shared power to vote or direct the vote:
                                1,041,200
                         (iii)  Sole power to dispose or direct the disposition:
                                -0-
                         (iv)   Shared power to dispose or direct the
                                disposition: 1,041,200

                         2.     S.A.C. Capital Management, LLC
                         (a)    Amount beneficially owned: 1,041,200
                         (b)    Percent of class: 3.5%
                         (c)(i) Sole power to vote or direct the vote: -0-
                         (ii)   Shared power to vote or direct the vote:
                                1,041,200
                         (iii)  Sole power to dispose or direct the
                                disposition: -0-
                         (iv)   Shared power to dispose or direct the
                                disposition: 1,041,200

                         3.     S.A.C. Capital Associates, LLC
                         (a)    Amount beneficially owned: 1,037,900
                         (b)    Percent of class: 3.4%
                         (c)(i) Sole power to vote or direct the vote: -0-
                         (ii)   Shared power to vote or direct the vote:
                                1,037,900
                         (iii)  Sole power to dispose or direct the
                                disposition: -0-
                         (iv)   Shared power to dispose or direct the
                                disposition: 1,037,900

                         4.     S.A.C. MultiQuant Fund, LLC
                         (a)    Amount beneficially owned: 3,300
                         (b)    Percent of class: Less than 0.1%
                         (c)(i) Sole power to vote or direct the vote: -0-
                         (ii)   Shared power to vote or direct the vote: 3,300
                         (iii)  Sole power to dispose or direct the
                                disposition: -0-
                         (iv)   Shared power to dispose or direct the
                                disposition: 3,300

                         5.     CR Intrinsic Investors, LP
                         (a)    Amount beneficially owned: 439,800
                         (b)    Percent of class: Less than 1.5%
                         (c)(i) Sole power to vote or direct the vote: -0-
                         (ii)   Shared power to vote or direct the vote: 439,800
                         (iii)  Sole power to dispose or direct the
                                disposition: -0-
                         (iv)   Shared power to dispose or direct the
                                disposition: 439,800

                         6.     CR Intrinsic Investments, LLC
                         (a)    Amount beneficially owned: 439,800
                         (b)    Percent of class: Less than 1.5%
                         (c)(i) Sole power to vote or direct the vote: -0-
                         (ii)   Shared power to vote or direct the vote: 439,800
                         (iii)  Sole power to dispose or direct the
                                disposition: -0-
                         (iv)   Shared power to dispose or direct the
                                disposition: 439,800

                         7.     Sigma Capital Management, LLC
                         (a)    Amount beneficially owned: 250,000
                         (b)    Percent of class: 0.8%
                         (c)(i) Sole power to vote or direct the vote: -0-
                         (ii)   Shared power to vote or direct the vote: 250,000
                         (iii)  Sole power to dispose or direct the disposition:
                                -0-
                         (iv)   Shared power to dispose or direct the
                                disposition: 250,000

                         8.     Sigma Capital Associates, LLC
                         (a)    Amount beneficially owned: 250,000
                         (b)    Percent of class: 0.8%
                         (c)(i) Sole power to vote or direct the vote: -0-
                         (ii)   Shared power to vote or direct the vote: 250,000
                         (iii)  Sole power to dispose or direct the disposition:
                                -0-
                         (iv)   Shared power to dispose or direct the
                                disposition: 250,000

                         9.     Steven A. Cohen
                         (a)    Amount beneficially owned: 1,731,000
                         (b)    Percent of class: 5.9%
                         (c)(i) Sole power to vote or direct the vote: -0-
                         (ii)   Shared power to vote or direct the vote:
                                1,731,000
                         (iii)  Sole power to dispose or direct the
                                disposition: -0-
                         (iv)   Shared power to dispose or direct the
                                disposition: 1,731,000

                          SAC Capital Advisors, SAC Capital
                          Management, CR Intrinsic Investors, Sigma
                          Capital Management and Mr. Cohen own
                          directly no Shares. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates and SAC MultiQuant. Pursuant to an investment management agreement, CR Instrinsic Investors maintains investment and voting power with respect to the securities held by CR Intrinsic Investments. Pursuant to an investment management agreement, Sigma Capital Management maintains investment and voting power with respect to the securities held by Sigma Capital Associates. Mr. Cohen controls each of SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and Sigma Capital. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 1,041,200 Shares (constituting approximately 3.5% of the Shares outstanding); (ii) CR Intrinsic Investors and Mr. Cohen may be deemed to own beneficially 439,800 Shares (constituting approximately 1.5% of the Shares outstanding); and (iii) Sigma Capital Management and Mr. Cohen may be deemed to own beneficially 250,000 Shares (constituting approximately less than 0.8% of the Shares outstanding). Each of SAC Capital Advisors, SAC Capital Management, Sigma Capital Management, CR Intrinsic Investors and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement.


Item 5                    Ownership of Five Percent or Less of a Class:
                          --------------------------------------------

                          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6                    Ownership of More than Five Percent on Behalf of
                          ------------------------------------------------
                          Another Person:
                          ---------------

                          Not Applicable

Item 7                    Identification and Classification of the
                          ----------------------------------------
                          Subsidiary Which Acquired the Security Being
                          --------------------------------------------
                          Reported on By the Parent Holding Company:
                          -----------------------------------------

                          Not Applicable

Item 8                    Identification and Classification of Members
                          ---------------------------------------------
                          of the Group:
                          ------------

                          Not Applicable

Item 9                    Notice of Dissolution of Group:
                          ------------------------------

                          Not Applicable

Item 10                   Certification:
                          --------------

     By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  Exhibit Index

Exhibit 1. Joint Filing Agreement, dated February 22, 2005, by and among CR Intrinsic Investors, LP, CR Intrinsic Investments, LLC and S.A.C. Capital Advisors, LLC.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 22, 2005


S.A.C. CAPITAL ADVISORS, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


S.A.C. CAPITAL ASSOCIATES, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


S.A.C. MULTIQUANT FUND, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


CR INTRINSIC INVESTORS, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person

CR INTRINSIC INVESTMENTS, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


SIGMA CAPITAL MANAGEMENT, LLC


By:  /s/ Peter Nussbaum
   -----------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


SIGMA CAPITAL ASSOCIATES, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


STEVEN A. COHEN


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person